Exhibit 16.1

April 2, 2015

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Auburn National Bancorporation, Inc. and, under the date of March 24, 2015, we reported on the consolidated financial statements of Auburn National Bancorporation, Inc. as of December 31, 2014 and 2013, and for each of the years in the three year period ended December 31, 2014. On March 30, 2015, we were dismissed. We have read Auburn National Bancorporation, Inc.’s statements included under Item 4.01 of its Form 8-K dated April 2, 2015, and we agree with such statements except that we are not in a position to agree or disagree with Auburn National Bancorporation, Inc.’s statement that the change was approved by the audit committee of the board of directors, and except that we are not in a position to agree or disagree with Auburn National Bancorporation, Inc.’s statement that Elliott Davis Decosimo LLC was not engaged regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on Auburn National Bancorporation, Inc.’s consolidated financial statements.

Very truly yours,

/s/ KPMG LLP